UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2014

SANDRIDGE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1-33784 (Commission File Number)	20-8084793 (I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73102 (Zip Code)

Registrant's Telephone Number, including Area Code: (405) 429-5500
Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets
On February 25, 2014, SandRidge Energy, Inc. ("SandRidge") sold certain subsidiaries, comprising its Gulf of Mexico business, which own all of SandRidge's Gulf of Mexico and Gulf Coast properties (collectively, the "Gulf Properties") for $750.0 million, subject to post-closing adjustments, and the buyer's assumption of approximately $370.0 million of related asset retirement obligations to Fieldwood Energy, LLC. The effective date of the transaction is December 1, 2013.

Item 8.01    Other Events
On February 26, 2013, SandRidge Exploration and Production, LLC (“SandRidge E&P”), a wholly owned subsidiary of SandRidge Energy, and Sheridan Holding Company II, LLC (“Sheridan”) closed the transaction pursuant to which Sheridan acquired SandRidge E&P's assets in the Permian Basin, other than those assets associated with SandRidge Permian Trust, (the “Permian Properties”) for $2.6 billion in cash, net of post-closing adjustments. The effective date of the transaction is January 1, 2013.

SandRidge is filing this Current Report on Form 8-K to give effect to the sale of the Permian Properties, the redemption of its 9.875% Senior Notes due 2016 and 8.0% Senior Notes due 2018 (the “Senior Notes Redemption”) and the sale of the Gulf Properties. SandRidge's pro forma financial information is filed as Exhibit 99.1 to this Current Report.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits:

99.1
Pro Forma Financial Information. Unaudited Pro Forma Condensed Balance Sheet at December 31, 2013, Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 2013 and related notes showing the pro forma effects of the sale of the Permian Properties, Senior Notes Redemption and sale of the Gulf Properties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC.
(Registrant)

Date: February 28, 2014	By: /s/ Eddie M. LeBlanc
Eddie M. LeBlanc
Executive Vice President and Chief Financial Officer

Exhibit Index

No.	Description

99.1
Pro Forma Financial Information. Unaudited Pro Forma Condensed Balance Sheet at December 31, 2013, Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 2013 and related notes showing the pro forma effects of the sale of the Permian Properties, Senior Notes Redemption and sale of the Gulf Properties.